SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 18, 2008

MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(513) 271-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 18, 2008, in response to a recommendation by Institutional Shareholder Services, Inc. (ISS), a shareholder advisory service, Meridian Bioscience, Inc. (the “Company”) agreed that, on January 21, 2008, the Compensation Committee of the Company’s Board of Directors will amend Section 6.3.7 of the Company’s 2004 Equity Compensation Plan (the “Plan”) to clarify that the provisions of Section 6.3.7 of the Plan do not result in a repricing of previously granted stock options under the Plan.

Before the amendment to the Plan, Section 6.3.7 of the Plan provided as follows:

“6.3.7     Buyout and Settlement Provisions.  The Committee may at any time offer to buy out a Stock Option previously granted, based on such terms and conditions as the Committee shall establish.“

After the amendment to the Plan, Section 6.3.7 of the Plan will provide as follows

“6.3.7     Buyout and Settlement Provisions.   The Committee may at any time offer to buy out a Stock Option previously granted, based on such terms and conditions the Committee shall establish; however, such terms shall not effectively reprice the options (offer to buy out option shall not exceed the difference between the Fair Market Value of the Common Share and the Exercise Price on the date of the offer.)”

The Company acknowledges that another amendment to the Plan (to increase the number of shares authorized to be issued under the Plan from 1,462,500 to 3,000,000) was submitted to the Company’s shareholders in the Company’s proxy statement regarding the Company’s 2008 Annual Meeting of Shareholders to be held on Tuesday, January 22, 2008.  The amendment to the Plan described in the proxy statement will be modified by the amendment described in this Report on Form 8-K, but the proposed amendment that is to be voted on at the Company’s 2008 Annual Meeting is not otherwise affected by this amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: January 18, 2008	By:	/s/ Melissa Lueke
Melissa Lueke
Vice President and Chief Financial Officer